Exhibit 10.27

To the Board of Directors of Biotie Therapies Corp.

FORM OF UNDERTAKING BY SHAREHOLDERS

This undertaking is provided in relation to a contemplated transaction whereby Biotie Therapies Corp. (“Biotie” or the “Company”) is contemplating to strengthen its capital structure by approximately EUR 95 million to finance a Phase 3 double-blinded clinical trial, including the open label extension, of its lead product candidate tozadenant mainly through (i) a directed issue of EUR 27.5 million of convertible promissory notes and other equity-based instruments to certain US investors (the “Investors”) (the “Investor Issue”), (ii) a directed issue of up to EUR 15 million of convertible notes (the “Notes”) and warrants (the “Warrants”) on terms and conditions materially identical to those of the Investor Issue and as set out in Enclosure 1 to certain current shareholders of the Company (the “Current Shareholders”) (the “Shareholder Issue”), as well as (iii) a US public offering and listing on the Nasdaq Global Market of American Depositary Receipts representing the Company’s shares (the “US IPO”) and potential other offerings in connection with the US IPO ((i), (ii) and (iii) together the “Transaction”). The Transaction has been announced by the Company through a stock exchange release on 23 April 2015.

In order to implement the Transaction, the Board of Directors of the Company is planning to propose that the Annual General Meeting of Shareholders would authorise the Board of Directors to decide on (i) the issuance of special rights entitling to shares for the purpose of the Investor Issue and the Shareholder Issue, (ii) the issuance of new shares to the Company free of charge for the purpose of the issuance of treasury shares under the terms and conditions of the Warrants issued in the Investor Issue and the Shareholder Issue, (iii) the issuance of new shares for the purpose of the US IPO and potential other offerings in connection with the US IPO as well as, (iv) on the basis of the recommendation of the Nomination and Remuneration Committee of the Company, on the election of two (2) new members of the Board of Directors, the election of whom is a condition to the obligations to the Investors to subscribe for the convertible promissory notes, all as further set out in Enclosure 2.

The Transaction is subject to obtaining shareholder approval authorising the Board of Directors to decide on issuances of shares and special rights entitling to shares as well as election of the members of the Board of Directors. The approval is to be requested at the Annual General Meeting of Shareholders to be held on 26 May 2015 (the “AGM”).

As shareholders of Biotie, I/we recognise the benefits of the Transaction to the Company and to its shareholders. On the basis of the above, I/we hereby irrevocably undertake to Biotie to (or cause to), with respect to the shares I/we hold legally and/or beneficially in the Company (the “Shares”):

(a)	register for and participate in the AGM personally or by proxy; and

(b)	vote in favour of the shareholder resolutions that the Board of Directors intend to propose to the AGM concerning the Transaction, including (i) an authorisation for the Board of Directors to decide on the Investor Issue and the Shareholder Issue, the US IPO and potential other offerings in connection with the US IPO, and (ii) the election of two (2) new members of the Board of Directors conditionally upon the completion of the issuance of the convertible promissory notes.

1 (3)

Furthermore, in connection to the Shareholder Issue I/we hereby irrevocably undertake to Biotie to invest an amount of EUR                              in Biotie by means of subscribing and paying for                          Notes offered by the Company in the Shareholder Issue (the “Subscription Undertaking”), it being understood that I/we shall have the opportunity to subscribe for a number of Warrants corresponding to the number of Notes covered by the Subscription Undertaking. I/we further undertake to enter into a lock-up agreement in the form as set out in Enclosure 3 upon the fulfilment of the conditions for the Subscription Undertaking (as set out below), as required by the underwriters in connection to the US IPO. For the avoidance of doubt, nothing in this letter shall prevent the subscription of more Notes and/or Warrants than as specified for the Subscription Undertaking if such Notes are offered by the Company for subscription.

The Subscription Undertaking is conditional upon each of the following conditions having been fulfilled:

(a)	the AGM having adopted the shareholder resolutions required to effect the Transaction; and

(b)	the Investor Issue having been completed at least to such an extent that the aggregate subscription price received by the Company for the instruments validly subscribed for and issued by the Company in the Investor Issue is no less than EUR 20 million.

I/we hereby confirm that:

(a)	I/we have the legal and corporate power and authority to enter into this commitment and to consummate the transactions contemplated hereby;

(b)	I/we have made all resolutions required to sign and consummate the commitment and no further approvals or consents are needed in addition to the resolutions of the Company; and

(c)	I/we will have available the funding needed to validly fulfil the Subscription Undertaking.

I/we have been informed that the Company has committed to certain U.S. related registration rights with regard to the Investors. The Company shall commit to providing an opportunity for me/us to gain such registration rights should I/we so require.

The abovementioned undertakings shall take effect upon the execution of this letter. This undertaking is irrevocable and valid until 30 June 2015.

The abovementioned undertakings shall be abandoned without any further actions in case (i) the AGM does not authorise the Board of Directors to decide on the proposals regarding the Transaction as mentioned above in item (b), or (ii) the Company announces that it has decided not to proceed with the Transaction. Otherwise the undertaking is irrevocable and cannot be amended or cancelled without prior consent of the Company. I/we agree and acknowledge that these undertakings shall be binding also upon any successors or assigns.

This letter and the above mentioned undertakings shall be governed by and construed in accordance with Finnish law. Any dispute, controversy or claim arising out of or relating to this letter and the undertakings contained herein, or the breach, termination or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce. The number of arbitrators shall be one (1) and the arbitrator shall be appointed by the Arbitration Institute of the Finland Chamber of Commerce. The place of arbitration shall be Helsinki, Finland and the language of arbitration shall be English.

2 (3)

In                         ,          April 2015

Name of the shareholder:

By:
Title:

The undertakings above are recognised and accepted.

In                         ,          April 2015

BIOTIE THERAPIES CORP.

Name:
Title:

Enclosure 1:	Terms and Conditions of the Notes and Warrants in the Shareholder Issue

Enclosure 2:	Resolutions proposed by the Board of Directors for the implementation of the Transaction

Enclosure 3:	Form of Lock-up Agreement

3 (3)

ENCLOSURE 1

[Terms and Conditions of the Notes and Warrants to be provided separately]

1 (1)

ENCLOSURE 2

16. Resolutions relating to the Transaction (as defined below) on authorizing the Board of Directors to decide on issuances of shares and special rights entitling to shares as well as election of the members of the Board of Directors

Biotie announced on 23 April 2015 its plans to strengthen its capital structure to finance a Phase 3 double-blinded clinical trial, including the open label extension, of its lead product candidate tozadenant by in aggregate approximately EUR 95 million through a directed issue of up to EUR 42.5 million convertible promissory notes (the “Convertible Notes”) and other equity-based instruments (the “Warrants”) to certain US investors and certain existing shareholders (the “Investors”) as well as a US public offering of American Depositary Receipts representing the company’s shares (the “US IPO”) and potential other offerings in connection with the US IPO.

The convertible loan, represented by the Convertible Notes, will be subscribed for and the proceeds thereof will be paid to the company shortly after the Annual General Meeting and each Convertible Note will have a conversion price of EUR 0.15 per share. The Convertible Notes can be converted by their holders at any time prior to the repayment of the Convertible Notes. The Convertible Notes automatically convert into new shares in the company upon completion of the US IPO and, should the US IPO not take place, the company can force the conversion of the Convertible Notes at any time after 1 May 2016. The Convertible Notes can be repaid by the company on after 1 May 2035 if, and to the extent, they have not been converted.

Each Warrant entitles the holder to subscribe for one new or treasury share in the company at a subscription price of EUR 0.17. The Warrants, irrespective of the contemplated US IPO, may be exercised for a period of five (5) years from a date falling five (5) months after issuance of the Warrants.

The transaction, including the issuance of Convertible Notes and Warrants, the US IPO and possible other offerings in connection with the US IPO (hereinafter the “Transaction”), is conditional on, inter alia, the granting of necessary authorizations and election of new Board members by the Annual General Meeting of Biotie. The Transaction and the agreement between the company and the Investors have been described in more detail in the company’s stock exchange release published on 23 April 2015.

The Board of Directors, having considered various strategies for financing the Tozadenant Phase 3 Trial, has concluded that the issuance of the Convertible Notes and Warrants, and the carrying out of the US IPO and potential other offerings in connection with the US IPO, is the most favorable option for the company to raise the large amount of capital required to conduct such a study. This strategy will enable the product to move quickly into clinical trials for the benefit of patients, and consequently, to maximize the value of tozadenant to the company and its shareholders. There are, therefore, weighty financial reasons from the company’s perspective for deviating from shareholders’ pre-emptive subscription rights in the issuance of Convertible Notes and Warrants, and shares in the US IPO.

In order to implement the Transaction, the Board of Directors proposes that the Annual General Meeting would (i) authorize the Board of Directors to resolve on the issuance of shares and special rights giving title to shares for the purposes of the issuance of Convertible Notes and Warrants and the US IPO and (ii), on the basis of the recommendation of the Nomination and Remuneration Committee, elect two (2) new members of the Board of Directors conditional upon the completion of the issuance of Convertible Notes, as further set out below.

1 (3)

Existing shareholders representing in aggregate more than 50 per cent of all the shares and votes in the company have indicated that they will support the proposal of the Board of Directors.

The proposed authorizations, as presented in items 16 a) - c) below, will not, if approved by the Annual General Meeting, revoke each other.

The following proposals of the Board of Directors and its Nomination and Remuneration Committee form an entirety that requires the adoption of all its individual items by a single decision.

16 a) Authorizing the Board of Directors to decide on the issuance of Convertible Notes and Warrants

The Board of Directors proposes that the Annual General Meeting would authorize the Board of Directors to resolve on the issuance of special rights entitling to shares referred to in Chapter 10, Section 1 of the Finnish Companies Act (624/2006, as amended) for the purpose of the issuance of Convertible Notes and Warrants to the Investors, by one or several decisions as set out above and as follows.

The combined aggregate number of new shares and/or treasury shares to be potentially issued by virtue of the special rights entitling to shares under the Convertible Notes and Warrants shall not exceed 562,000,000 shares, which corresponds to approximately 123 per cent of the existing shares and votes in the company.

The Board of Directors would be authorized to resolve on all other terms and conditions of the issuance of Convertible Notes and Warrants. The issuance of Convertible Notes and Warrants may be carried out in deviation from the shareholders’ pre-emptive rights by way of a directed issue.

The conversion price of the Convertible Notes and exercise price of the Warrants have been determined by considering the share price of the company’s shares in public trading on NASDAQ OMX Helsinki Ltd, the non-secured and interest free nature of the Convertible Notes as well as availability and terms of possible other financing alternatives.

The authorization would be effective until 31 December 2015. This authorization shall not replace previous authorizations granted to the Board of Directors.

16 b) Authorizing the Board of Directors to decide on the issuance of shares to the company free of charge

The Board of Directors proposes that the Annual General Meeting would authorize the Board of Directors to resolve by one or several decisions on directed issuances of new shares to the company itself free of charge for the purpose that the company may dispose of such treasury shares pursuant to the exercise of Warrants. Any disposal of such treasury shares by the company would occur under the authorization referred to in item 16 a).

The authorization would consist of up to 281,000,000 shares in the aggregate. The Board of Directors would be authorized to resolve on all other terms and conditions of the issuance of shares hereunder. The authorization would be effective for five (5) years from the date of decision of the Annual General Meeting.

2 (3)

16 c) Authorizing the Board of Directors to decide on US IPO

The Board of Directors proposes that the Annual General Meeting would authorize the Board of Directors to resolve on the issuance of new shares for the purpose of the US IPO and potential other offerings in connection with the US IPO, by one or several decisions as set out above and as follows.

The aggregate number of new shares to be issued in the US IPO and potential other offerings in connection with the US IPO would not exceed 530,000,000 shares, which corresponds to approximately 116 per cent of the existing shares and votes in the company and approximately 42 per cent of the shares and votes in the company after such US IPO and potential other offerings in connection with the US IPO (including the dilution resulting from the automatic conversion of the Convertible Notes at the US IPO, but excluding the dilution resulting from the potential exercise of the Warrants). The subscription price in the US IPO would be determined in an offering process.

The Board of Directors would be authorized to resolve on all other terms and conditions of the US IPO and potential other offerings as a result of or in connection with the US IPO. The issuance of new shares may be carried out in deviation from the shareholders’ pre-emptive rights by way of a directed issue.

The authorization would be effective until 31 December 2015. This authorization shall not replace previous authorizations granted to the Board of Directors.

16 d) Election of Members of the Board of Directors

The Board of Directors proposes on the basis of the recommendation of the Nomination and Remuneration Committee that, conditional upon the subscription of the Convertible Notes by the Investors, the number of members of the Board of Directors would be increased to seven (7) and two (2) new members of the Board of Directors would be elected as follows:

Mr. Don M. Bailey and Mr. Mahendra G. Shah to be elected new members of the Board of Directors, both of them for the term starting on the date on which the resolution on the issuance of Convertible Notes are registered with the Finnish Trade Register, and expiring at the end of the following Annual General Meeting. Both proposed new members have given their consent to the election. The personal details of the proposed members are available on the company’s website at www.biotie.com.

The other five (5) members of the Board of Directors elected by the Annual General Meeting under item 12 above shall continue in their positions until the end of the following Annual General Meeting.

The remuneration of the new members of the Board of Directors elected under this item 16 d) shall be in accordance with the resolution under item 10 above. For the sake of clarity, the new members of the Board of Directors elected hereunder shall be paid annual fees in proportion to the length of their term of office.

3 (3)

ENCLOSURE 3

[Form of Lock-Up Agreement to be provided separately]

1 (1)